UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2026

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2026, Altimmune, Inc. (the “Company”) entered into a Securities Purchase Agreement with a new fundamental institutional investor (the “Securities Purchase Agreement”) relating to the issuance of 12,397,920 shares of the Company’s common stock, par value of $0.0001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,647,534 shares of Common Stock (such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) to such investor in a registered direct offering (the “Offering”). The closing of the Offering is expected to take place on or about January 29, 2026, subject to the satisfaction of customary closing conditions.

The Company also entered into a Placement Agency Agreement with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan Partners”) (the “Placement Agency Agreement,” and together with the Securities Purchase Agreement, the “Agreements”), who is acting as the sole placement agent for the Offering.

The Agreements contain customary representations, warranties and covenants of the Company and also provide for customary indemnification obligations of the Company, including the liabilities under the Securities Act of 1933, as amended. In connection with the Offering, the Company, and each of the Company’s directors and executive officers have entered into “lock-up” agreements that generally prohibit, without the prior written consent of Titan Partners, the sale, transfer or dispositions of securities of the Company for a period of 30 days following the closing of the Offering, subject to customary exceptions.

The gross proceeds from the Offering will be approximately $75 million, before paying the placement agent fees and other estimated offering expenses. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-291329) previously filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 6, 2025 and declared effective on December 5, 2025. The Offering is made only by means of a prospectus forming a part of the effective registration statement and a prospectus supplement relating to the Offering.

Each Pre-Funded Warrant is exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of the Company’s common stock are being sold to the public in this offering, less the $0.001 exercise price of each Pre-Funded Warrant. The Pre-Funded Warrants do not expire, and each Pre-Funded Warrant will be exercisable at any time after the date of issuance, subject to an ownership limitation. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Pre-Funded Warrant. The Holder, upon written notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Pre-Funded Warrant, with additional provisions continuing to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Company does not intend to list the Pre-Funded Warrants on the Nasdaq Global Market, any other national securities exchange or any other nationally recognized trading system. The foregoing summary of the Pre-Funded Warrant is qualified in its entirety by reference to the form of Pre-Funded Warrant, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

In connection with the Placement Agency Agreement, the Company agreed to pay Titan Partners a cash fee based on the gross proceeds raised from the sale and issuance of the shares of Common Stock and Pre-Funded Warrants. Pursuant to the Placement Agency Agreement, the Company also agreed to reimburse Titan Partners up to $125,000 for its expenses.

The form of Pre-Funded Warrant, Securities Purchase Agreement and Placement Agency Agreement are filed as Exhibit 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K. The foregoing description of the respective terms of the Agreements and Pre-Funded Warrant is not intended to be complete and is qualified in its entirety by reference to each such exhibit. A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1*	Form of Pre-Funded Warrant

5.1*	Opinion of Goodwin Procter LLP

10.1*	Form of Securities Purchase Agreement dated January 27, 2026

10.2*	Placement Agency Agreement dated January 27, 2026

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

Dated: January 28, 2026